================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                         ------------------------------

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

             Current Report Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934





                Date of Report (date of earliest event reported):

                       SEPTEMBER 5, 2000 (AUGUST 30, 2000)






                              BETA OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)






             Nevada                   333-68381                 86-0876964
 (State or other jurisdiction of (Commission File Number)    (I.R.S. Employer
  incorporation or organization)                             Identification No.)






                    6120 S. Yale, Suite 813, Tulsa, OK              74136
                  (Address of principal executive offices)       (Zip Code)








                                 (918) 495-1011
              (Registrant's telephone number, including area code)








================================================================================

Item 1.  NOT APPLICABLE

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

On August 30, 2000, Beta Oil and Gas, Inc. ("Beta") closed the previously reported Agreement and Plan of Merger ("Agreement") to acquire 100% interest in Red River Energy, Inc. ("Red River"). The acquisition was consummated through a merger ("Merger") between Beta Acquisition Company, Inc., a wholly-owned subsidiary of Beta, and Red River following approval of the Agreement.

The assets of Red River consist of five components: 1) a 97.4% working interest (80% net revenue interest) in a 30,160 acre unit which is currently producing approximately 2.8 net MMBTU/d and 96 net Bopd from 22 active wells in the Hunton Limestone formation in Central Oklahoma; 2) an 85% working interest (68% net revenue interest) in 8,100 acres which are currently producing 630 net MMBTU/d from 45 wells in the Atoka and Gilcrease formations in Eastern Oklahoma; 3) a gas gathering system consisting of 40 miles of pipeline which is currently transporting approximately 1950 MMBTU/d in Eastern Oklahoma; 4) a 46 well coal bed methane project also located in Eastern Oklahoma which is operated by Red River and is currently under development and producing approximately 600 MMBTU/d; and 5) as of June 14, 2000 Red River purchased from ONEOK Resources Company, 124 oil and gas properties and prospects in 26 fields in Kansas, Oklahoma and Texas and is currently producing approximately 1050 net MMBTU/d and 128 net Bopd.

For financial accounting purposes, the Merger will be accounted for using the purchase method of accounting. Beta's cost to acquire Red River calculated to be $14.455 million assuming an average Beta common stock price of $6.38 per share with 2,250,000 shares issued to the stockholders of Red River which will be allocated to the assets acquired and liabilities assumed according to their fair values. The aggregate market value of the common stock issued to Red River was 20,250,000 on August 30, 2000, the date the Agreement was signed by the parties to the Agreement.

Mr. Rolf Hufnagel, former President and a former Director of Red River, and Robert E. Davis, Jr., former Chief Financial Officer and a former Director of Red River, have entered into three-year employment agreements with Beta. Additionally, Mr. Hufnagel has been elected to Beta's board of directors. Messrs. Hufnagel and Davis negotiated the terms of the Merger Agreement and participated in the discussion, deliberation and voting of the Red River board to adopt the Merger Agreement.

Item 3.  NOT APPLICABLE

Item 4.  NOT APPLICABLE

Item 5.  NOT APPLICABLE

Item 6.  NOT APPLICABLE

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Business Acquired.

     (1) Red River Energy,Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 1999 and 1998 and the Related Consolidated Statements of Income and Retained Earnings and of Consolidated Cash Flows and Independent Auditors' Report.

     (2) ONEOK Resources Company Statements of Revenues and Direct Operating Expenses of Certain Properties sold to Red River Energy, Inc.for the years ended December 31, 1998 and 1999.

(b)      Pro Forma Financial Information.

     (1) Beta Oil & Gas, Inc. Pro Forma Combined Condensed Consolidated Balance Sheet as of June 30, 2000.

     (2)  Beta  Oil  &  Gas,  Inc.   Unaudited  Pro  Forma  Combined   Condensed
Consolidated Statements of Operations for the Year Ended December 31, 1999 and the six months ended June 30, 2000.

     (3)  Notes  to  Pro  Forma  Condensed   Consolidated  Financial  Statements
(unaudited).

(c)      Exhibits.

(1)      Press Release dated August 31, 2000.


Item 8.  NOT APPLICABLE


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

                                            BETA OIL & GAS, INC.


Date:  September 5, 2000                    By    /s/ Joseph L. Burnett
                                                  Joseph L. Burnett
                                                  Chief Financial Officer and
                                                  Principal Accounting Officer

                             Red River Energy, Inc.
                                and Subsidiaries


                        Consolidated Financial Statements
                               For the Years Ended

                         December 31, 1998 and 1999 and
                            For the Six Months Ended

                             June 30, 1999 and 2000

                          INDEX TO FINANCIAL STATEMENTS



                                                                                               Page

Independent Auditor's Report...................................................................F-2

Consolidated Balance Sheets - December 31, 1998, 1999 and June 30, 2000 (unaudited)............F-3

Consolidated Statements of Operations - For the Years Ended December 31, 1998 and 1999 and
     For the Six Months Ended June 30, 1999 and 2000 (unaudited)...............................F-4

Consolidated Statement of Stockholders' Equity - For the Years Ended December 31, 1998
     and 1999 and For the Six Months Ended June 30, 2000 (unaudited)...........................F-5

Consolidated Statements of Cash Flows - For the Years Ended December 31, 1998 and 1999 and
     For the Six Months Ended June 30, 1999 and 2000 (unaudited)...............................F-6

Notes to Consolidated Financial Statements.....................................................F-8

                          INDEPENDENT AUDITOR'S REPORT



The Stockholders and Board of Directors
Red River Energy, Inc.
Tulsa, Oklahoma

We have audited the consolidated balance sheets of Red River Energy, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Red River Energy, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/Hein + Associates llp

Hein + Associates llp
Certified Public Accountants

Orange, California
February 16, 2000

                     RED RIVER ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

          See accompanying notes to consolidated financial statements.


                                                                         December 31,   December 31,     June 30,
                                                                           1998            1999            2000
                                                                      ------------    ------------    ------------
 ..................................................................                                     (unaudited)
                                              ASSETS

  Current Assets:
       Cash ......................................................   $     48,980    $    366,653    $    256,697
       Accounts receivable .......................................        335,002         308,572         485,878
       Advance on drilling contract ..............................         30,000            --              --
       Due from ONEOK Resources Company ..........................           --              --           367,250
       Prepaid expenses ..........................................           --               600          53,760
                                                                        ----------      ----------      -----------
           Total current assets ..................................        413,982         675,825       1,163,585

  Oil and Gas Properties, at cost (full cost method)
       Evaluated properties ......................................      5,224,845       5,897,603      10,193,321
       Unevaluated properties ....................................      1,143,656       2,708,661       2,863,257
       Less - accumulated amortization of full cost pool .........       (137,936)       (548,334)       (816,114)
                                                                        ----------      ----------     -----------
           Net oil and gas properties ............................      6,230,565       8,057,930      12,240,464

  Other Operating Property and Equipment, at cost

       Gas gathering system ......................................           --         1,303,160       1,335,431
       Support equipment .........................................      1,012,335       1,096,415       2,426,069
       Less - accumulated depreciation ...........................        (38,118)       (201,315)       (331,678)
           Net other operating property and equipment ............        974,217       2,198,260       3,429,822

  Furniture, Fixtures and Equipment, net .........................         39,316          28,194          25,441

  Other assets ...................................................           --             8,818           8,818
                                                                        ----------    ------------    ------------


  Total Assets ...................................................   $  7,658,080    $ 10,969,027    $ 16,868,130
                                                                     ==============  =============   ==============


  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
       Current portion of long-term debt .........................   $     68,424    $  2,233,176    $  2,236,565
       Accounts payable, trade ...................................        303,931         161,329         421,733
       Accounts payable, related party ...........................         95,931          57,023           6,694
       Accrued interest ..........................................         36,154         126,989         112,999
       Other accrued liabilities .................................          2,300          60,855          66,674
                                                                        ----------     -----------     -----------
           Total current liabilities .............................        506,740       2,639,372       2,844,665

  Long-Term Debt, less current portion ...........................      6,421,095       7,767,386      13,337,498
                                                                        ----------     ------------    -----------
       Total liabilities .........................................      6,927,835      10,406,758      16,182,163

  Commitments (Note 8) ...........................................           --              --              --

  Stockholders' Equity

       Common stock, $1.00 par value, 50,000 shares authorized,
         1,000 shares issued and outstanding .....................          1,000           1,000           1,000
       Additional paid-in capital ................................      1,238,911       1,255,500       1,240,500
       Accumulated deficit .......................................       (509,666)       (694,231)       (555,533)
                                                                        ----------      ----------      -----------

  Total stockholders' equity .....................................        730,245         562,269         685,967
                                                                        ----------       ----------      ----------

  Total Liabilities and Stockholders' Equity .....................   $  7,658,080    $ 10,969,027    $ 16,868,130
                                                                        ==========      ===========     ==========

                     RED RIVER ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


            See  accompanying   notes  to  consolidated financial statements.


                                                       For the years ended                      For the six months ended

                                                           December 31,                                   June 30,
                                                   1998                   1999                   1999                  2000
                                             ------------------     ------------------     -----------------     ------------------
                                                                                             (unaudited)            (unaudited)
Revenues:
     Oil and gas sales                       $        865,356       $      2,852,121       $      1,148,192      $      1,802,770
     Field services                                    -                     336,637                 87,811               278,162
                                                    ----------            -----------            -----------          ------------
         Total revenue                                865,356              3,188,758              1,236,003             2,080,932
                                                    ----------            -----------            -----------

Costs and Expenses:
     Oil and gas production costs                     316,533              1,148,421                494,221               404,560
     Field services                                    -                     148,354                 42,666               120,978
     General and administrative                       685,573                980,627                470,892               671,762
     Depreciation, depletion and
       amortization expense                           182,747                586,095                246,518               405,609
                                                    ----------             ----------             ----------            ----------
         Total costs and expenses                   1,184,853              2,863,497              1,254,297             1,602,909
                                                    ----------             ----------             ----------            ----------

Income (Loss) From Operations                        (319,497)               325,261                (18,294)              478,023
                                                    ----------             -----------             ----------            ---------

Other Income (Expense):
     Gain (loss) on sale of fixed assets              (20,000)                 2,438                  2,438               -
     Interest expense, net                           (168,851)              (512,264)              (249,092)             (339,306)
     Other, net                                        (1,318)               -                      -                         (19)
                                                     ----------             ----------             ---------            ----------
         Total other income (expense)                (190,169)              (509,826)              (246,654)             (339,325)
                                                     ----------             ----------             ----------           -----------

Net Income (Loss)                             $      (509,666)      $       (184,565)      $       (264,948)     $        138,698
                                                    ===========             ===========            ===========          ===========


                     RED RIVER ENERGY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

          See accompanying notes to consolidated financial statements.


                                                                                        Additional       Total

                                                     Common Stock         Paid-in       Accumulated    Stockholders'
                                                 Shares       Amount       Capital        Deficit        Equity
                                               ---------- ------------  -----------   -------------   -------------

Common stock issued to form the company .         1,000   $     1,000   $   379,000    $      --      $   380,000

Contribution of equipment by officers ...          --            --         774,000           --          774,000

Contribution of salaries by stockholders           --            --         217,800           --          217,800

Additional cash contributions by officers          --            --          38,565           --           38,565

Distributions to stockholders ...........          --            --        (170,454)          --         (170,454)

    Net loss ............................          --            --            --         (509,666)      (509,666)
                                                ----------    ----------   ----------     ----------     ----------

Balances, December 31, 1998 .............         1,000         1,000     1,238,911       (509,666)       730,245

Contribution of salaries by stockholders           --            --         151,200           --          151,200

Distributions to stockholders ...........          --            --        (134,611)          --         (134,611)

    Net loss ............................          --            --            --         (184,565)      (184,565)
                                                -----------    ---------- -----------     ------------   ----------

Balances, December 31, 1999 .............         1,000         1,000     1,255,500       (694,231)       562,269

Distributions to stockholders (unaudited)          --            --         (15,000)          --          (15,000)

    Net income (unaudited) ..............          --            --            --          138,698        138,698
                                                -----------    ----------- -----------    -------------  ----------

Balances, June 30, 2000 (unaudited) .....         1,000   $     1,000    $ 1,240,500    $  (555,533)   $   685,967
                                                ===========    ==========  ===========    ============    ==========



                     RED RIVER ENERGY, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

          See accompanying notes to consolidated financial statements.


                                                            For the years ended      for the six months ended
                                                              December 31,                    June 30,
                                                           1998            1999          1999           2000
                                                       ------------   ------------   ------------    -----------
Cash Flows From Operating Activities: ..............                                 (unaudited)    (unaudited)
     Net income (loss) .............................   $  (509,666)   $  (184,565)   $  (264,948)   $   138,698
 Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
         Depreciation, depletion, and

            amortization ...........................       182,747        586,095        246,518        405,609
         Contribution of salaries by stockholders          217,800        151,200        138,600           --
         (Gain) loss on sale of equipment ..........        20,000         (2,438)        (2,438)          --
     (Increase) decrease in:
         Accounts receivable .......................      (335,002)        26,430         59,352       (177,306)
         Advance in drilling contract ..............       (30,000)        30,000         30,000           --
         Prepaid expenses ..........................          --             (600)        (4,095)       (68,160)
         Other assets ..............................          --           (8,818)          --             --
     Increase (decrease) in:
         Accounts payable, trade ...................       303,931       (142,602)       (81,477)       263,154
         Accounts payable, related party ...........        95,931        (38,908)          --          (50,329)
         Accrued interest ..........................        36,154         90,835        (33,608)       (13,990)
         Other accrued liabilities .................         2,300         58,555         37,410          5,819
                                                        -----------    -----------    -----------     -----------
 Net cash provided by (used in) operating activities       (15,805)       565,184        125,314        503,495
                                                        -----------    -----------    -----------     -----------

Cash Flows From Investing Activities:
     Capital expenditures for:
         Evaluated oil and gas property ............    (5,224,845)      (672,758)    (1,160,035)      (154,596)
         Unevaluated oil and gas property ..........    (1,127,656)    (1,565,005)      (666,098)      (266,425)
         Gas gathering system ......................          --       (1,303,160)    (1,294,296)       (32,271)
         Support equipment .........................      (284,335)      (106,623)       (97,097)      (121,008)
         Furniture, fixtures and equipment .........       (46,009)        (1,378)          (640)        (3,842)
     Proceeds from sale of property and equipment           10,000         24,981         24,981           --
                                                        -----------    ------------   -----------      ----------
     Net cash (used in) investing activities .......    (6,672,845)    (3,623,943)    (3,193,185)      (578,142)
                                                        -----------    ------------   -----------      ----------

                     RED RIVER ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

          See accompanying notes to consolidated financial statements.


                                                        for the years ended        for the six months ended
                                                           December 31,                    June 30,
                                                         1998           1999          1999          2000
                                                     -----------    -----------    ----------    -----------
Cash Flows From Financing Activities: ...........                                 (Unaudited)    (unaudited)
     Cash borrowings from line of credit ........     6,274,734      3,584,729      3,204,931           --
     Issuance of notes payable ..................       345,000           --             --             --
     Principal payments on borrowings ...........      (130,215)       (73,686)       (38,921)       (35,309)
     Proceeds from sale of stock ................       380,000           --             --             --
     Capital contributions ......................        38,565           --             --             --
     Distributions to stockholders ..............      (170,454)      (134,611)        (7,284)          --
                                                     -----------    -----------    -----------     -----------
     Net cash provided (used) by financing
        activities ..............................     6,737,630      3,376,432      3,158,726        (35,309)
                                                     -----------    -----------    -----------     ------------

Increase in Cash and Cash Equivalents

                                                         48,980        317,673         90,855       (109,956)

Cash and Cash Equivalents, at beginning of period          --           48,980         48,980        366,653
                                                      ==========     ==========    ============    =============

Cash and Cash Equivalents, at end of period
                                                    $    48,980    $   366,653    $   139,835    $   256,697

Supplemental Disclosure of Cash Flow Information
     Cash paid for:

         Interest ...............................   $   152,342    $   499,380    $   365,746    $   459,213
                                                      ==========     ==========    ============    =============

     Non-cash investing and financing transactions:

         Assets contributed by stockholders .....   $   774,000    $      --      $      --      $      --
                                                      ==========     ==========    ============     ============
         Assets financed through additional
            borrowings under bank financing
                                                    $      --      $      --      $      --      $ 5,608,809
                                                      ==========     ==========    ============    =============

                     RED RIVER ENERGY, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Information subsequent to December 31, 1999 is unaudited)



1.     Nature of Operations:

Red River Energy, LLC ("Red River Energy") was incorporated in the State of Oklahoma in November 1997, with operations commencing in February 1998, to engage in the business of oil and gas exploration, acquisition, production, development, marketing, and transportation in the United States.

The Company also conducts business through its subsidiaries TCM, LLC ("TCM") and Red River Field Services, LLC ("Red River Field"). TCM was formed by Red River Energy and was incorporated in the State of Oklahoma in November 1997, with operations commencing in August 1998, to explore, produce, market, and transport coal bed methane gas from leases located in Eastern Oklahoma. Red River Field was incorporated in the State of Oklahoma in March 1999 to market and transport gas produced by Red River Energy and others from leasehold interests located in Eastern Oklahoma.

In November 1999, the members of Red River Energy exchanged their units of ownership interest for stock in Red River Energy, Inc. (Red River) an Oklahoma corporation that has elected to be taxed as an S corporation. As a result of this transaction, Red River is now the parent of Red River Energy and the former members of Red River Energy now own all of the issued and outstanding stock of Red River.

Also in November 1999, Red River entered into a binding Agreement and Plan of Merger with Beta Oil & Gas Inc. (Beta). The merger consideration consists of Beta common stock. Under the agreement, Beta has also agreed to guarantee certain of the Company's bank indebtedness. Upon closing of the agreement, the shareholders of Red River will convert all issued and outstanding common stock into 2.25 million shares of Beta common stock. Completion of the agreement is contingent upon approval by Beta shareholders.

2.     Summary of Significant Accounting Policies:

Principles of Consolidation - The consolidated financial statements include the accounts of Red River and subsidiaries ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

TCM has 1,000 member units outstanding at December 31, 1999 with 800 units owned by the Company and 200 units owned individually by a stockholder of the Company as a minority interest. Upon formation of TCM, the Company committed to contribute cash and assets to be used on establishing and developing TCM. The minority member contributed cash of $20. For the additional cash and assets contributed, the Company received no additional ownership units. Under the operating agreement, the Company is to receive all income and losses of TCM until such time as the total amount of income allocated to the Company equals the amount of cash, service, and equipment contributions made to TCM. Thereafter, profits and losses of TCM will be allocated to the two owners in proportion to their respective ownership interests. Distributions are limited to available cash as defined in the operating agreement.

Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's financial statements are based on significant estimates including the selection of useful lives for property, plant and equipment, and oil and gas reserve quantities which form the basis for the calculation of amortization and impairment of oil and gas properties. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent discoveries are more imprecise than those for properties with long production histories.

Oil and Gas Properties - The Company follows the full cost method of accounting for oil and gas producing activities and, accordingly, capitalizes all costs incurred in the acquisition, exploration, and development of proved oil and gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country by country basis. Unevaluated oil and gas properties are assessed for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations.

Joint Ventures - All exploration and production activities are conducted jointly
with  others  and,   accordingly,   the  accounts  reflect  only  the  Company's
proportionate interest in such activities.

Revenue Recognition - The Company recognizes oil and gas sales upon delivery to the purchaser.

Furniture, Fixtures and Equipment - Furniture, fixtures, and equipment are stated at cost. Provision for depreciation and amortization on property and equipment is calculated using the straight-line and accelerated methods over the estimated useful lives (ranging from 3 to 5 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expense as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gain or losses are reflected in current operations.

Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the costs of long-lived assets, other than oil and gas properties, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment of oil and gas properties is evaluated subject to the full cost ceiling as described under oil and gas properties.

Income Taxes - No provision has been made for income taxes since the Company has elected to be taxed as an "S Corporation" as defined in the Internal Revenue Code. The Company's shareholders will report the Company's taxable income or loss on their individual tax returns.

Concentrations of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below. In accordance with FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, the credit risk amounts shown in cash and accounts receivable do not take into account the value of any collateral or security.

The Company operates primarily in the oil and gas industry within the United States. Oil and gas sales are based solely on short-term purchase contracts from three customers with related accounts receivable subject to credit risk.

Fair Value of Financial Instruments - The estimated fair values for financial instruments under FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivable, accounts payable, and long term debt approximates the carrying values in the financial statements at December 31, 1998 and 1999.

Hedging Activities - The Company uses derivative commodity instruments to manage commodity price risk associated with future natural gas and crude oil production, but does not use them for speculative purposes. The Company's commodity price hedging program utilizes swap contracts. To qualify as a hedge, these contracts must correlate to anticipated future production such that the Company's exposure to the effects of commodity price changes is reduced. The gains and losses related to these hedging transactions are recognized as adjustments to revenue recorded for the related production. No such contracts were outstanding as of December 31, 1998. As of December 31, 1999, the Company had contracts expiring on March 31, 2000 on the sale of 315,000 Mmbtu of gas at an average price of $2.62 per Mmbtu. Effective April 1, 2000, the Company has committed to sell 225,000 Mmbtu of natural gas at a price of $2.46 per Mmbtu and 108,000 Mmbtus at a price of $2.49 per Mmbtu through June 30, 2000. Effective July 1, 2000, the Company has committed for one year to sell 985,500 Mmbtu of natural gas at a price of $3.085 per Mmbtu, representing approximately 60% of Red River's average daily gas production.

Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Impact of Recently Issued Standards - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FASB133), "Accounting for Derivative Instruments and Hedging Activities." This statement was effective for fiscal years beginning after June 15, 1999. However, in July 1999, FASB137 was issued delaying the effective date of FASB133 for one year, to fiscal years beginning after June 15, 2000. FASB133 requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure their instruments at fair value. The Company has not yet determined the impact of FASB133 on its financial statements.

Segment Information - The Company has adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information." As defined in that Standard, the Company operates in only one segment, oil and gas exploration.

Interim Financial Information - The June 30, 1999 and 2000 financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of June 30, 2000 and the results of operations and cash flows for the six months ended June 30, 1999 and 2000. The results of operations for the six months ended June 30, 1999 and 2000 are not necessarily indicative of those that will be obtained for the entire fiscal year.

3.     Basis of Presentation:

As reflected in the accompanying financial statements, the Company has incurred net losses of $509,666 and $184,565 for the years ending December 31, 1998 and 1999, respectively and has negative working capital of $1,963,547 as of December 31, 1999. Net losses of $376,634 and $483,826 for the years ended December 31, 1998 and 1999, respectively, and negative working capital of $2,255,980 as of December 31, 1999 are attributable to TCM. As discussed in Note 7, the Company is in the process of renegotiating the payment terms of TCM's loan with an energy financial services company. If the Company is unsuccessful and becomes in default under the loan, the lender's recourse is solely to certain assets of TCM. The remainder of the Company's operations are profitable and are generating sufficient cash flows to pay the Company's obligations as they come due and, in management's opinion, will continue to do so for at least the next year.

4.     Summary of Oil and Gas Operations:

Property Acquisitions - In July 1998, the Company acquired a 97.4% working interest (80.0% net revenue interest) in a producing oil and gas prospect in Central Oklahoma for a cash payment of $5,258,000. The property includes a 30,160-acre unit producing from 22 active wells. In March 1999, the Company acquired an 85.0% working interest (68.0% net revenue interest) in 7,500 acres that are currently producing from 45 active wells in Eastern Oklahoma for a cash payment of $1,950,000. The property also includes a gas gathering system consisting of 40 miles of pipeline transporting gas produced to Eastern Oklahoma.

On June 14, 2000, Red River completed the purchase of 124 properties and prospects in 26 fields located in Kansas, Oklahoma, and Texas from ONEOK Resources Company. The purchase price is $5,608,809, subject to final post closing adjustments for production revenues and operational expenses between the effective date of January 1, 2000 through the closing date of June 14, 2000, and in connection with any exercise by third parties of existing preferential purchase rights. At June 30, 2000, the Company has estimated that a post closing adjustment of $367,250 is due from the seller.

Full Cost  Amortization  Expense -  Amortization  expense  amounted to $137,936,
$410,398, and $271,029 for the years ended December 31, 1998 and 1999 and the six month period ended June 30, 2000, respectively. Amortization expense per equivalent units of oil and gas produced amounted to $1.58, $2.21 and $2.60 per barrel for the years ended December 31, 1998, 1999 and for the six month period ended June 30, 2000, respectively. Natural gas is converted to equivalent units of oil on the basis of six MCF of gas to one equivalent barrel of oil.

Unevaluated Oil and Gas Properties - The Company is currently developing a 76 well coal bed methane project located in Eastern Oklahoma. As of June 30, 2000, the evaluation of the property had not been completed through exploration, and therefore is not included in the depletion base. The completed wells are currently producing gas and water and have generated revenue of $168,518 and $106,624 during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, but it has not yet been determined whether the wells will produce gas in commercial quantities.

The Company is in the process of testing various completion techniques in an effort to effectively de-water the coal beds and optimize gas production. It is estimated that six to nine months of additional operational data will be required to effectively evaluate the properties. Drilling is expected to continue on the prospects through the year ended December 31, 2000 and in future periods. As the prospect is evaluated through future drilling and testing operations, the property development and exploration costs associated with the wells drilled will be transferred to evaluated properties and included in the depletion base.

Capitalization of Interest - For the years ended December 31, 1998 and 1999 and the six month period ended June 30, 2000, the Company capitalized interest costs of $18,896, $176,498 and $113,008 respectively, related to the unevaluated oil and gas properties' exploration activities.

Costs Included in Oil and Gas Producing Activities - Costs incurred in oil and gas producing activities, all of which have been in the United States, are as follows:

                                     December 31,          June 30,
                                   1998         1999         2000
                                ----------   ----------   ----------
                                                         (unaudited)
       Property Acquisition     $5,224,845   $  672,758    4,068,448
                                ----------   ----------   ----------
       Exploration ..........   $1,143,656   $1,565,005      381,866
                                ----------   ----------   ----------
       Development ..........   $     --     $     --           --
                                ----------   ----------   ----------

5.     Other Operating Property and Equipment:

Other operating property and equipment are the 40 miles of pipeline acquired during 1999 in Eastern Oklahoma and specific equipment and vehicles related to the oil and gas activities purchased in 1998, 1999 and 2000. During the years ended December 31, 1998 and 1999 and the six month period ended June 30, 2000, the Company recorded depreciation expense of $38,118, $163,197 and $131,973, respectively.

At June 30, 2000, support equipment with a net book value of $705,000 was classified as idle. In management's opinion, the net book value of the idle equipment is not in excess of net realizable value.

6.     Furniture, Fixtures and Equipment:

       Property and equipment consisted of the following:

                                      December 31,        June 30,
                                  --------    --------    --------
                                                        (unaudited)

Office equipment ..............   $ 40,000    $ 40,000      40,000

Computer equipment ............      6,009       7,387      10,491

Less- Accumulated depreciation      (6,693)    (19,193)    (25,050)
                                   --------    --------    --------
                                  $ 39,316    $ 28,194      25,441
                                   --------    --------    --------



During the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, the Company recorded depreciation expense of $6,693, $12,500 and $5,857, respectively.

7.     Long-Term Debt:

       Long-term debt consisted of the following:


                                                             December 31,               June 30,
                                                          1998            1999            2000
                                                     ------------    -------------    -------------
                                                                                      (unaudited)

       Note payable  under a  revolving  credit  agreement,  due July 31,  2001, bearing  interest at the prime rate minus .25%  (7.627% at December 31,
         1999),   accrued   interest   payable   monthly,    collateralized   by
         substantially  all oil and gas properties owned by Red River Energy and
         Red River Field.

                                                      $ 5,413,000      $ 7,694,676    $ 13,303,038


                                                               December 31,             June 30,

                                                            1998          1999           2000
                                                        ------------   ------------    -----------
                                                                                       (unaudited)

     Note payable under a revolving credit agreement, monthly payments of principal and accrued interest equal to 100% of the net production proceeds of specific coal bed methane wells, final payment on outstanding principal and interest due July 31, 2002, bearing interest at the prime rate plus 1.50% (8.50% at December 31, 1999), collateralized by certain assets of TCM.

                                                            861,734      2,165,234       2,165,234

     Note payable, due in monthly installments of $6,845 including interest of 7.50% maturing on October 31, 2001, unsecured.

                                                            214,785        140,652         105,791
                                                        -------------   ----------      -----------
                                                        $  6,489,519    10,000,562      15,574,063
                                                        -------------   ----------      -----------
              Less current portion                            68,424     2,233,176       2,236,565
                                                        -------------   ----------      -----------
                                                         $  6,421,095   $7,767,386    $ 13,337,498
                                                        -------------   -----------    -------------

The $13,303,038 note at June 30, 2000 arises from a credit agreement with a commercial bank for Red River Energy that provides for maximum outstanding borrowings aggregating $25 million and maturing on July 31, 2001. The aggregate amount of advances under the revolving credit agreement are limited to a collateral borrowing base of $5.8 million at December 31, 1998 and $9.2 at December 31, 1999 and $13,900,000 at June 30, 2000. The shareholders have committed to a limited personal guarantee of the repayment of the credit agreement up to $800,000. Under the terms of the agreement, the Company is required to maintain certain ratios and be in compliance with other covenants. At June 30, 2000, the Company was not in compliance with a certain covenant. The Company has obtained a waiver that waives compliance with such covenant through July 31, 2001.

The $2,165,234 note at June 30, 2000 arises from a credit agreement between an energy financial services company and TCM which provides for maximum outstanding borrowings aggregating $2.5 million and maturing on July 31, 2002. Under the terms of the agreement, TCM may make periodic draws to fund specific costs incurred in developing certain coal bed methane wells. Also, TCM is required to make monthly repayments of principal and accrued interest equal to 100% of the net production proceeds of specific coal bed methane gas wells. The agreement allows for the deferral of the required monthly repayments if the purchase of the production from those wells does not meet specific percentages of production. However, if outstanding borrowings on the agreement are greater than 90%, 50%, and 25% of the total borrowings made under the agreement at March 31, 2000 and July 31, 2000, 2001, and 2002, respectively, then TCM is required to make additional payments equal to the difference between the outstanding borrowings at the date and the specific percentage of total borrowings made under the agreement.

TCM has also granted to the lender an undivided 2% overriding royalty interest in the coal bed methane gas wells. The overriding royalty interest is reduced (to a minimum of 1-7/12%) if the borrowings are repaid prior to specified dates and, may be increased (to a maximum of 3%) if borrowings are not repaid by specific dates. No value has been assigned to the overriding royalty interest because the properties are still being evaluated. At the time that the properties are evaluated and overriding royalties are due, TCM will treat the payments as additional interest expense to the extent paid. For the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000, there have been no overriding royalty payments made to the lender.

The Company did not make the March 31, 2000 payment. The Company is in the process of renegotiating the payment terms of the loan and, while the Company believes they will be successful, there are no assurances of their success. Therefore, the entire balance of the line of credit is classified as current at December 31, 1999 and June 30, 2000.

Scheduled maturities of notes payable and long-term debt are as follows:

           Years Ending December 31,                   Amount

                                                ---------------------
                      2000                      $        2,233,176
                      2001                               7,767,386
                                                ---------------------
                                                $       10,000,562
           Total                                =====================


8.     Commitments:

Lease Commitments - The Company leases office space in Oklahoma and certain vehicles under long-term operating leases. The Company's leases include the cost of real property taxes. Insurance, utilities, and routine maintenance are the Company's responsibility.

Future minimum lease payments for all non-cancelable operating leases are as follows:

   Years ending December 31,                   Amount

                                        ---------------------
              2000                      $        116,169
              2001                               105,815
              2002                               105,815
              2003                               105,815
              2004                                 8,818
                                        ---------------------
             Total                      $        442,432
                                        =====================

Rent expense was $51,827, $97,564 and $56,674 for the years ended December 31, 1998, 1999 and for the six month period ended June 30, 2000, respectively.

                     RED RIVER ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.     Stockholders' Equity:

The Company was originally formed as Red River Energy, LLC with 100 membership units authorized and issued to the members. In November 1999, the members formed Red River Energy, Inc. and exchanged each membership unit of Red River Energy, LLC for ten shares of common stock of Red River Energy, Inc. The accompanying financials statements have been retroactively restated to reflect this transaction.

Two majority stockholders also made additional contributions of assets to the Company totaling $812,565. The assets consist of office furniture with a historical cost of $19,000 and equipment with a historical cost of $755,000, $705,000 of which is idle at June 30, 2000, and is expected to be used in the exploration and production of the coal bed methane gas properties.

The Company has assigned overriding royalty interests to certain employees who are also stockholders of the Company to reward such employees with incentive compensation based on the results of the Company's oil and gas drilling activities. The interests assigned were determined at the discretion of management prior to the commencement of certain drilling programs by the Company. For the year ended December 31, 1999, the Company had paid $15,547 to these employees for their overriding royalty interests and an additional $6,344 was accrued as other accrued liabilities as of December 31, 1999.

10.    Subsequent Events (unaudited):

In February 2000, the Company entered into an agreement with an operator to jointly test and develop additional production during 2000 in the Company's West Edmond Hunton Lime Unit (Wehlu) in Eastern Oklahoma.

11.    Unaudited Supplementary Oil and Gas Reserve Information:

The following supplementary information is presented in compliance with United States Securities and Exchange Commission ("SEC") regulations and is not covered by the report of the Company's independent auditors.

The information required to be disclosed for the year ended 1998 and after in accordance with FASB Statement No. 69, "Disclosures About Oil and Gas Producing Activities," is discussed below and is further detailed in the following tables.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods. The Company's reserves are substantially all proved developed. The reserve data is based on studies prepared by the Company's independent consulting petroleum engineers. Reserve estimates require substantial judgement on the part of petroleum engineers resulting in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future production and development information become available. At December 31, 1998 and 1999, all of the Company's proved oil and gas reserve quantities are located in Oklahoma. The following table presents estimates of the Company's net proved oil and gas reserves and changes therein for the years ended December 31, 1998 and 1999:

Changes in Quantities of Proved Petroleum and Natural Gas Reserves (unaudited)


                                           Proved Reserves
                                          Oil           Gas

                                        (Bbls)        (Mcf)
----------------------------------------------------------------
  Proved reserves, beginning of year        --             --
     Purchase of minerals in place ..    447,470     15,878,536
     Production .....................    (13,470)      (336,536)
                                       -----------  -----------
  Proved reserves, December 31, 1998     434,000     15,542,000

     Purchase of minerals in place ..                 1,852,138
     Production .....................    (33,584)      (911,036)
     Revisions of previous estimates     (50,832)    (4,081,102)
                                       ----------   ------------

  Proved reserves, December 31, 1999     349,584     12,402,000
                                       ----------   ------------

Standardized Measure of Discounted Future Net Cash Flows (unaudited) - Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations for actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously are equally applicable to the standardized measure computations since those estimates are the basis for the valuation process.

The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves as of December 31, 1998 and 1999 based on the standardized measure prescribed in Statement of Financial Accounting Standard No. 69:

                                                  Year ended December 31,
                                                    1998            1999
                                                ------------    ------------

Future cash inflows ........................   $ 39,090,229    $ 36,330,303
Future costs-
  Production ...............................    (12,614,429)    (10,485,704)
  Development ..............................        (48,721)           --
                                                -------------  -------------
Future net cash inflows before income tax ..     26,427,079      25,844,599
Future income tax ..........................     (5,505,574)     (4,975,498)
                                                -------------  --------------
Future net cash flows ......................     20,921,505      20,869,101
10% discount factor ........................    (12,556,496)    (10,025,071)
                                                -------------  --------------
Future net cash flows ......................   $  8,365,009    $ 10,844,030
                                                =============  ==============

Changes in the Standardized Measure (unaudited) - The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended December 31, 1998 and 1999:

                                                        Year ended December 31,
                                                         1998            1999
                                                   ------------    ------------
Standardized measure, beginning of year .........  $       --      $  8,365,009

Purchase of minerals in place ...................    11,295,703    $    995,917
Sale of oil and gas produced, net of production
     costs ......................................      (548,823)     (1,993,551)
Changes in income taxes, net ....................    (2,381,871)       (530,567)
Changes in prices and costs .....................          --         5,150,637
Changes in development costs ....................          --            38,805
Accretion of discount ...........................          --           836,501
Revisions of estimates and other ................          --        (2,018,721)
                                                   -------------   ------------
Standardized measure, end of year ...............  $  8,365,009    $ 10,844,030
                                                   =============   =============

                             ONEOK RESOURCES COMPANY


             Statements of Revenues and Direct Operating Expenses of
             Certain Properties Being Sold to Red River Energy, Inc.
                               For the Years Ended
                           December 31, 1998 and 1999,
               For the Six Months Ended June 30, 1999 (unaudited)
                          and June 14, 2000 (unaudited)

                          INDEPENDENT AUDITOR'S REPORT




The Stockholders and Board of Directors
ONEOK Resources Company
Tulsa, Oklahoma

We have audited the accompanying statement of revenues and direct operating expenses of the certain properties being sold to Red River Energy, Inc. (ONEOK properties) of ONEOK Resources Company (see Note 1) for the years ended December 31, 1998 and 1999. These statements are the responsibility of the ONEOK Resources Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provides a reasonable basis for our opinion.

The accompanying statement of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the proxy statement and report on Form 8-K of Beta Oil & Gas, Inc.) as described in Note 2 and are not intended to be a complete presentation of the ONEOK properties' revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the ONEOK properties for the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.

/s/ Hein + Associates, LLP

Hein + Associates, LLP
Orange, California

August 4, 2000

                                ONEOK PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

               See accompanying notes to these financial statements.


                                             For the years ended       For the six months ended

                                               December 31,             June 30,     June 14,
                                                 1998         1999         1999         2000
                                             ----------   ----------   ----------   ----------
                                                                       (unaudited)  (unaudited)
Revenues:
     Oil and gas sales ...................   $1,566,646   $2,087,384   $  830,630   $1,126,504

Costs and Expenses:
     Oil and gas production costs ........      731,414      940,267      341,348      285,165
                                             -----------  ----------   ----------   ----------
Excess of revenues over direct operating
     expenses ............................   $  835,232   $1,147,117   $  489,282   $  841,339
                                             ===========  ==========   ==========   ==========

                                ONEOK PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES


1.     Nature of Operations:

On May 1, 2000, ONEOK Resources Company (ONEOK) entered into a purchase and sale agreement (the agreement) to sell certain oil and gas properties and related assets (collectively, the properties) to Red River Energy, Inc. (Red River). The purchase price at January 1, 2000, the effective date, $6,041,680, was subject to certain adjustments including net revenues (as defined in the agreement) between the effective date and the closing date. The net purchase price at closing, June 14, 2000, was approximately $5,608,808 and is subject to additional adjustment. The properties, are primarily designated as oil wells with associated gas leases and are located in the following three geographic concentrations: mid-continent including Kansas, Oklahoma, North Texas and the Texas Panhandle, West Texas, and Texas Gulf Coast.

2.     Basis of Presentation:

Revenues and direct operating expenses for the oil and gas properties included in the accompanying statements represent ONEOK's interest in the properties and are presented on the accrual basis of accounting. Direct operating expenses include all the costs of production, marketing and distribution. Costs related to general corporate activities, depreciation, depletion, and amortization, and federal and state income taxes were not allocated to the above properties because the property interests and related assets acquired represent only a portion of ONEOK's business and the costs incurred by ONEOK are not necessarily indicative of the costs to be incurred by Red River. Historical financial information reflecting financial position, results of operations and cash flows of the properties are not presented because the entire acquisition cost was assigned to the oil and gas property interests. Accordingly, historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of the Securities and Exchange Commission Regulation S-X.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results could differ from those estimates.

3.    Related Parties:

Included in oil and gas revenues for the properties is approximately $11,919 and $0 for the years ended December 31, 1999 and December 31, 1998, respectively are sales to affiliates of ONEOK. Additionally, for the six months ended June 14, 2000 and June 30, 1999, $981 and $4,928, respectively are sales to affiliates of ONEOK.

4.       Commitments:

Pursuant to the terms of the agreement, certain claims, litigation or disputes pending as of the effective date and certain matters arising in connection with ownership of the properties prior to the effective date are retained by ONEOK. ONEOK is not aware of any claims, litigation or disputes which should be accrued or disclosed in accordance with FASB5 "Accounting for Contingencies."

5.    Unaudited Supplementary Oil and Gas Reserve Information:

The following supplementary information is presented in compliance with United States Securities and Exchange Commission ("SEC") regulations and is not covered by the report of the Company's independent auditors.

The information required to be disclosed for the years ended 1998 and 1999 in accordance with FASB Statement No. 69, "Disclosures About Oil and Gas Producing Activities," is discussed below and is further detailed in the following tables.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Approximately 74% and 69% of the proved reserves (on a barrels of oil equivalent basis) attributable to the ONEOK properties at December 31, 1998 and 1999, respectively, as disclosed in the data room material, were proved developed with the remaining reserves being proved undeveloped. Reserve estimates require substantial judgement on the part of petroleum engineers resulting in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future production and development information become available. At December 31, 1998 and 1999, all of the properties' proved oil and gas reserve quantities are located in Texas, Kansas, and Oklahoma. The following table presents estimates of the properties' net proved oil and gas reserves and changes therein for the years ended December 31, 1998 and 1999:

Changes in Quantities of Proved Petroleum and Natural Gas Reserves (unaudited)

                                                      Proved Reserves
                                                     Oil          Gas
                                                    (Bbls)       (Mcf)
-----------------------------------------------------------------------------

  Proved reserves, December 31, 1997 ..........     197,243     4,914,245

     Purchase of minerals in place ............     562,100       456,400
     Production ...............................     (48,445)     (555,306)
     Revisions of previous estimates and other       69,582        69,801
                                                  ----------   ----------
  Proved reserves, December 31, 1998 ..........     780,480     4,885,140

     Purchase of minerals in place ............      69,900     1,072,500
     Production ...............................     (62,843)     (462,565)
     Revisions of previous estimates and other        5,398        92,029
                                                  ----------   ----------
  Proved reserves, December 31, 1999 ..........     792,935     5,587,104
                                                  ----------   ----------


Standardized Measure of Discounted Future Net Cash Flows (unaudited) - Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing a standardized measure of future cash flows and changes therein relating to estimated proved reserves. ONEOK has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect ONEOK's expectations for actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously are equally applicable to the standardized measure computations since those estimates are the basis for the valuation process.

The future cash flows presented by Red River in the future will be based upon its cost structure and timing of future development and production may be significantly different from those of ONEOK. The following summary sets forth ONEOK's future net cash flows relating to proved oil and gas reserves as of December 31, 1998 and 1999 based on the standardized measure prescribed in Statement of Financial Accounting Standard No. 69.

                                                 Year ended December 31,
                                                   1998            1999
                                              ------------    ------------

Future cash inflows ........................  $ 17,395,529    $ 31,071,083
Future costs-
  Production ...............................   (12,908,981)    (12,879,318)
  Development ..............................    (1,108,428)     (1,220,328)
                                              -------------  --------------
Future net cash inflows before income tax ..     3,378,120      16,971,437
Future income tax ..........................          --        (4,545,052)
                                              -------------  --------------
Future net cash flows ......................     3,378,120      12,426,385
10% discount factor ........................    (1,141,044)     (4,493,528)
                                              -------------  --------------
Future net cash flows ......................  $  2,237,076    $  7,932,857
                                              =============  ==============

Changes in the Standardized Measure (unaudited) - The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended December 31, 1998 and 1999:

                                                        Year ended December 31,
                                                          1998           1999
                                                     -----------    -----------

Standardized measure, beginning of year ...........  $ 3,917,761    $ 2,237,076

Purchase of minerals in place .....................      493,790      1,616,289
Sale of oil and gas produced, net of production
     costs ........................................     (835,232)    (1,147,117)
Changes in income taxes, net ......................      116,055     (2,473,702)
Changes in prices and costs .......................   (1,917,868)     9,105,682
Changes in development costs ......................      615,944         88,938
Accretion of discount .............................      391,776        223,708
Revisions of estimates and other ..................     (545,150)    (1,718,017)
                                                     ------------   -----------
Standardized measure, end of year .................  $ 2,237,076    $ 7,932,857
                                                     ============   ===========

                              Beta Oil & Gas, Inc.
               Pro Forma Combining, Condensed Financial Statements

The following unaudited pro forma combining, condensed financial information is presented to reflect the merger under the Agreement and Plan of Merger of Beta Oil & Gas, Inc. and subsidiaries ("Beta") and Red River Energy, Inc. and subsidiaries ("Red River") and the acquisition of the ONEOK properties on June 14, 2000 under the purchase and sale agreement between Red River and ONEOK Resources Company ("ONEOK properties") on (1) the unaudited historical condensed balance sheet as of June 30, 2000, and (2) the unaudited historical condensed statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000.

The Pro Forma Combined Condensed Balance Sheet gives effect to the merger as if it had taken place on June 30, 2000. The Pro Forma Combined Condensed Statements of Operations reflects both of these transactions as if they had taken place at the beginning of the periods presented.

For financial accounting purposes, it is expected that the merger will be accounted for using the purchase method of accounting. Therefore, Beta's cost to acquire Red River, calculated to be $14.455 million assuming an average Beta common stock price of $6.38 per share with 2,250,000 shares issued to the stockholders of Red River, will be allocated to the assets acquired and liabilities assumed according to their fair values.

The ONEOK properties were acquired on June 14, 2000 for total consideration of $5,608,809, subject to an additional post-closing adjustment for the final accounting of net revenues and operating expenses estimated by the Company to be $367,250 from the effective date to the closing. Such adjustment will be determined within 90 days after closing. The acquisition of the ONEOK properties was funded through additional borrowings under the Red River line of credit.

The unaudited pro forma combining, condensed financial statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the historical financial statements and related notes of Beta and Red River and the ONEOK Properties' statement of revenues and direct operating expenses contained herein, which were used to prepare the pro forma combining, condensed financial statements.

See accompanying notes to combining, condensed financial information.

                              Beta Oil & Gas, Inc.
                       Combining, Condensed Balance Sheet
                                  June 30, 2000
                                   (unaudited)


                                                                                    Merger
                                                                                   pro forma     Combined
                                                   Beta           Red River       adjustments    pro-forma
                                               ------------    ------------   ------------    ------------
Assets

Current assets:
    Cash and cash equivalents ..............   $  3,006,118    $    256,697    $       --     $  3,262,816
    Accounts receivable ....................        993,049         485,878            --        1,478,927
    Other receivable .......................           --           367,250                        367,250
    Prepaid expenses .......................         54,211          53,760            --          107,970
                                                ------------    ------------     ------------  ------------
         Total current assets ..............      4,053,378       1,163,585            --        5,216,963

Oil and gas properties, at cost (full cost
method):
    Evaluated properties ...................     10,581,984      10,193,321      13,769,033 (1) 34,544,338
    Unevaluated properties .................     12,564,191       2,863,257            --       15,427,448
    Less-accumulated amortization
      and impairments of full cost pool ....     (4,963,371)       (816,114)           --       (5,779,485)
                                                ------------    -------------   -------------   -----------
         Net oil and gas properties ........     18,182,804      12,240,464      13,769,033     44,192,301

Other operating property and equipment:
    Gas gathering system ...................           --         1,335,431            --        1,335,431
    Support equipment ......................           --         2,426,069            --        2,426,069
    Less-accumulated depreciation ..........           --          (331,678)           --         (331,678)
                                                ------------    -------------   -------------   ------------
         Net other operating property
         and equipment......................           --         3,429,822            --        3,429,822


Furniture, fixtures and equipment, net                5,846          25,441            --           31,287
Other assets ...............................      1,390,183           8,818            --        1,399,001
                                                -------------    ------------    ------------    -------------

      Total assets                             $ 23,632,211    $ 16,868,130    $ 13,769,033   $ 54,269,374
                                                =============    ============    ============    ==============
                                   (Continued)

                              Beta Oil & Gas, Inc.
                       Combining, Condensed Balance Sheet
                                  June 30, 2000
                                   (unaudited)

                                   (Continued)


                                                                                     Merger
                                                                                    pro forma        Combined
                                                       Beta          Red River     adjustments       pro-forma
                                                   ------------   ------------    ------------    ------------

Liabilities and stockholders' equity
Current liabilities:
    Premiums payable - current portion
of long-term debt .............................   $     26,775   $       --             --      $     26,775
    Current portion of long-term debt .........           --        2,236,565           --         2,236,565
    Accounts payable, trade ...................        300,479        421,733        100,000 (1)     822,212
    Accounts payable, related party ...........           --            6,694           --             6,694
    Accrued interest ..........................           --          112,999           --           112,999
    Accrued liabilities .......................         55,767         66,674           --           122,441
                                                   ------------   ------------    -----------     -----------
         Total current liabilities ............        383,021      2,844,665        100,000       3,327,686

Long-term debt, less current portion...........         14,236     13,337,498           --        13,351,734
                                                   ------------   ------------    ------------    -----------

         Total liabilities ....................        397,257     16,182,163        100,000      16,679,420

Stockholders' equity                                23,234,954        685,967     13,669,033 (1)  37,589,954
                                                   ------------   ------------    -----------     -----------

Total liabilities and stockholders' equity ....   $ 23,632,211   $ 16,868,130   $ 13,769,033    $ 54,269,374
                                                  =============   ============    ===========     ===========

                              Beta Oil & Gas, Inc.
             Pro Forma Combining, Condensed Statement of Operations
                     For the Six Months Ended June 30, 2000
                                   (unaudited)


                                                                          Red River Energy, Inc.

                                                                             ONEOK

                                                               ONEOK      Acquisition       Combined     pro forma        Combined
                                    Beta        Red River    Properties   Adjustments      pro-forma   adjustments       pro-forma
                                 ------------  ------------  -----------   -----------    ------------  ------------    ------------

Revenues                        $  2,022,503   $ 2,080,932  1,126,504    $     --           3,207,436  $       --        $5,229,939
                                                                            190,649   (2)
Costs and expenses ............    2,253,699     1,602,909    285,165        12,000   (5)   2,090,723       184,999 (3)   4,529,421
                                   ---------    ----------   ---------    ----------       ----------      ---------      ---------

Income (loss) from Operations .     (231,196)      478,023    841,339      (202,649)        1,116,713      (184,999)        700,518

Other income (expense), net ...       55,228      (339,325)      --        (214,364)         (553,689)         --          (498,461)
                                   ----------    ----------   ---------   -----------      -----------      ---------      ---------
Net income (loss)                   (175,968)  $   138,698  $ 841,339    $ (417,013)       $  563,024  $   (184,999)     $  202,057
                                   ==========    ==========   =========   ===========      ============    ==========      =========



Basic and diluted Income (loss) $      (0.02)                                                                            $     0.02
  per share

Weighted average number  of
  common shares outstanding ...    9,651,143                                                              2,250,000 (7)  11,901,143
  (basic)                         ==========                                                              =========      ===========

Weighted average number  of
  common shares outstanding ...   10,349,591                                                              2,250,000 (7)  12,599,591
  (diluted)                       ==========                                                              ==========     ===========


                              Beta Oil & Gas, Inc.
             Pro Forma Combining, Condensed Statement of Operations
                      For the Year Ended December 31, 1999
                                   (unaudited)


                                                                     Red River Energy, Inc.
                                                                           ONEOK
                                                              ONEOK     Acquisition         Combined       pro forma     Combined
                                   Beta       Red River    Properties   Adjustments         pro-forma     adjustments    pro-forma
                                 ----------  -----------  ------------  ------------      ------------    ------------  ------------


Revenues                        $ 1,199,480  $ 3,188,758   $ 2,087,384  $       --        $ 5,276,142  $       --      $  6,475,622

Costs and expenses ............   3,638,973    2,863,497       940,267       558,619  (2)                   907,481 (3)
                                                                              24,000  (5)   4,386,383     1,807,560 (4)  10,740,397
                                -----------    ---------     ---------    ----------      -------------  ----------       ----------

Income (loss) from operations .  (2,439,493)     325,261     1,147,117      (582,619)         889,759    (2,715,041)     (4,264,775)

Other income (expense), net ...  (2,944,910)    (509,826)         --        (420,661)        (930,487)         --        (3,875,397)
                                ------------   ----------    ----------   -----------      -------------  -----------    -----------

Net income (loss)               $(5,384,403) $  (184,565)  $ 1,147,117  $ (1,003,280)     $   (40,728)  $ (2,715,041)   $(8,140,172)
                                ============   ==========    ==========   ===========      =============   ==========

Basic and diluted income (loss)
  per share                     $      (.66)                                                                           $      (0.78)
                                ============                                                                            ============

Weighted average number  of
  common shares outstanding ...   8,160,000                                                               2,250,000 (7)  10,410,000
                                ============                                                              =========      ===========
  (basic)




                              Beta Oil & Gas, Inc.
       Notes to the Pro Forma Combining, Condensed Statement of Operations
                                   (unaudited)


(1) To reflect the acquisition of Red River in a purchase transaction where Beta acquired 100% of the net assets of Red River for 2,250,000 shares of Beta common stock. The acquisition was valued at $14,455,000 including $100,000 of estimated acquisition costs. Based on an analysis performed by Beta management, the assets and liabilities of Red River are adjusted to their fair values, which approximate book values, except for the evaluated oil and gas properties which were increased by $13,769,033 to their estimated fair value based on the September 1, 1999 Ryder Scott Reserve Report . This amount will be included in the full cost amortization base of the Company. The adjustment also includes the removal of Red River's stockholders' equity accounts.

(2) To reflect additional amortization costs giving effect to the increase in the amortization base of the evaluated properties due to the acquisition of the ONEOK properties by Red River.

(3) To reflect additional amortization costs giving effect to the increase in the amortization base of the evaluated properties acquired through the merger of Beta and Red River. The amortization base of Red River includes the amortization base of the ONEOK properties as if they had been acquired by Red River from the beginning of the periods presented.

(4) To reflect the impairment charge, on a consolidated basis, under full cost method of accounting for oil and gas properties due to the book basis of the properties being greater than the calculated ceiling assuming prices and costs in effect as of December 31, 1999.

(5) Reflects estimated incremental general and administrative expenses due to the acquisition of the ONEOK properties.

(6) Reflects increased interest expense, based upon the current rate for each of the periods presented, from borrowings under the Red River line of credit to finance the acquisition of the ONEOK properties as if the borrowings had been outstanding as of the beginning of the periods presented.

(7) The pro forma combined weighted average common shares reflect the adjustment for the issuance of 2.25 million shares of Beta common stock to Red River stockholders, per the Agreement and Plan of Merger.

              Beta Oil & Gas, Inc. Announces Closing of Merger with
                              Red River Energy, LLC

FOR IMMEDIATE RELEASE - August 31, 2000

Tulsa, Oklahoma - August 31, 2000 - Beta Oil & Gas, Inc. (NASDAQ:BETA) announced today the closing of its merger with Red River Energy, Inc. ("Red River") effective September 1, 2000. The combined companies` assets will be in excess of an estimated $50 million representing an approximate 112% increase in Beta's assets. Furthermore, the combined companies daily production will be approximately 10 million cubic feet of natural gas equivalent per day, a 186% increase to Beta's current production level. For the six months ended June 30, 2000, the combined companies' gross revenues and net income would have been approximately $5 million and $2300,000, respectively. Related "Earning Before Interest, Taxes, Depreciation and Amortization" (EBITDA) for the same six months would have been approximately $2.4 million or $0.20 per share. Beta's common shares outstanding are 12,225,159.

In the second quarter prior to the merger, Red River completed a multi-state production acquisition. Steve Antry, President of Beta, commented, "On June 14, 2000, while Beta's merger with Red River was still pending, Red River closed an acquisition of predominantly Mid-Continent properties. I believe that acquisition was very accretive to both Red River at the time and thus Beta now. Beta has over 200 producing wells mainly in Oklahoma, Texas, and Louisiana. While the emphasis of the Company is still on exploration, these are the types of acquisitions we will continue to pursue. Also, as the revenue and cash flow streams improve, the general and administrative expenses should decline as we wrap up our merger and relocation efforts."

Beta Oil and Gas, Inc. is an independent energy company engaged in the production, exploration, acquisition and development of oil and gas properties using advanced seismic technology. For more information please contact Steve Antry or Steve Fischer at (800) 866-8055.

Forward Looking Statement: The statements in this report regarding projected revenues and earnings, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks inherent in the offshore environment with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity offshore with corresponding resource shortages, and the uncertain cost and pricing environment in the industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.